EXHIBIT 10.10(h)

THIRD AMENDMENT TO LEASE

(Stadium Orange)

THIS THIRD AMENDMENT TO LEASE AGREEMENT (this “Amendment”) is entered into as of August 5, 2006 to be effective as of the Effective Date (as defined hereinbelow) by and between STADIUM PROMENADE LLC, a California limited liability company (“Landlord”), and CENTURY THEATRES, INC., a California corporation (“Tenant”).

R E C I T A L S:

A. Landlord and Century Theaters, Inc., a Delaware corporation (“Original Tenant”), entered into a certain Lease dated as of October 1, 1996 (the “Original Lease”) for certain premises located in City of Orange, California.

B. The Original Lease has been previously amended by (i) that certain First Amendment to Lease dated as of April 15, 2005 (the “First Amendment”), and (ii) that certain Second Amendment to Lease dated as of September 29, 2005 (the “Second Amendment”); the Original Lease as heretofore amended is referred to herein as the “Lease”).

C. Tenant has succeeded to the interests and assumed the obligations of Original Tenant as the lessee under the Lease.

D. Landlord and Tenant now desire to further amend the Lease, upon the terms and conditions set forth in this Amendment.

NOW THEREFORE, for good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Lease is hereby modified and amended, and Landlord and Tenant hereby agree, as follows:

1. Recitals Incorporated; Certain Defined Terms. The Recitals set forth above are incorporated into this Amendment and shall be deemed terms and provisions hereof, the same as if fully set forth in this Paragraph 1. Capitalized terms that are used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Lease.

2. Effectiveness. The parties are entering into this Amendment in connection with the contemplated acquisition of all the outstanding capital stock of Century Theatres, Inc. by Cinemark Holdings, Inc. and Cinemark USA, Inc. (the “Acquisition”) pursuant to a Stock Purchase Agreement dated as of the date hereof (the “Stock Purchase Agreement”). This Amendment shall become automatically effective upon, and only upon, the closing of the Acquisition (the “Effective Date”). In the event the Acquisition is not consummated and the Stock Purchase Agreement is terminated, this Amendment shall become void ab initio and of no force and effect.

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3. Site Plan. The Site Plan attached as Exhibit A to the Original Lease is hereby deleted and replaced by Exhibit A attached hereto and made a part hereof. All references in the Lease to the Site Plan shall mean and refer to Exhibit “A” attached hereto.

4. Extension of Term. The second sentence of Section 3.02 of the Original Lease shall be deemed deleted in its entirety and shall be of no further force or effect.

5. Landlord’s Recapture Right. If, at any time during the term of the Lease, Tenant fails to satisfy the Operating Condition (defined below), for reasons other than Excused Closure (defined below), and such failure continues for six (6) consecutive months or more, then upon notice from Landlord to Tenant at any time thereafter (provided that the Operating Condition remains unsatisfied), Landlord shall have the right to terminate the Lease and to recapture the Leased Premises, without payment to Tenant, effective upon the date set forth in Landlord’s termination notice (but not sooner than thirty (30) days after the date of the termination notice).

The term “Operating Condition” shall mean and require that the entire Leased Premises is being continuously operated and regularly open for business to the general public as a motion picture theater complex in accordance with the Lease, at least on such days and at such times that a majority of Century’s and Cinemark’s other motion picture theater complexes in the Los Angeles, Orange County and Inland Empire MSA (the “Applicable MSA”) typically are open and operating. The term “Excused Closure” shall mean (i) periods of construction, alterations, renovation, remodeling and repair of the Leased Premises undertaken in accordance with this Lease (including repairs and restoration following damage or destruction due to fire or other casualty provided that Tenant (A) prosecutes such work to completion with reasonable diligence, (B) exercises its reasonable efforts to minimize the length of time of such closure, and (C) exercises its reasonable efforts to limit the number of motion picture screens at the Premises that are not operated due to such closure; (ii) periods when Tenant cannot practicably operate its business in the Premises as a consequence of force majeure; and (iii) additional periods, not to exceed four (4) days in any Lease Year, when Tenant in its sole discretion elects not to operate its business in the Leased Premises.

6. Trade Name. Notwithstanding Sections 1.02.4 and 10.01 of the Original Lease, if Tenant shall change the trade name under which the majority of its motion picture theater complexes are operated, or if Tenant shall assign the Lease or sublet the Premises in accordance with Lease, then the Premises may be operated under the trade name used by Tenant or such assignee or subtenant (as the case may be) in the majority of the motion picture theatre complexes that it operates.

7. Hours of Operation. Notwithstanding anything contained in Section 10.02 of the Original Lease to the contrary, Tenant shall not be obligated to open or operate its business in the Premises on such days or at such times that a majority of other first-class motion picture theater complexes (whether owned by Tenant or others) in the Applicable MSA market area typically are not open and operating for business.

8. Self-Insurance of Property/Casualty Risks. Notwithstanding anything to the contrary set forth in the Lease, during any period in which Tenant maintains a Net Worth (as defined below) of at least One Hundred Million Dollars ($100,000,000.00), Tenant may self insure the so-called “physical property damage insurance” otherwise required to be maintained by Tenant pursuant to the Lease. As used herein, the “Net Worth” of Tenant at any given time shall mean an amount equal to the sum of (A) the product of (1) Tenant’s so-called EBITDA (i.e., earnings before interest, income taxes, depreciation and amortization), calculated in accordance with commercially reasonable past practice preceding the Effective Date by Tenant’s parent corporation, over the 12-month period immediately preceding the time of measurement, multiplied by (2) eight (8), plus (B) the amount of cash and cash equivalents held by Tenant on the most recent anniversary of Tenant’s annual insurance renewal date, minus (C) the amount of outstanding funded debt of Tenant on the determination date.

9. Damage and Destruction – Repairs by Tenant. Notwithstanding anything to the contrary contained in the Lease, the following shall apply to repairs and restoration upon damage or destruction:

(A) Tenant’s Obligation to Repair. If the Leased Premises are damaged or destroyed by any peril after the Commencement Date of this Lease, then Tenant shall repair the damage and restore the Leased Premises in accordance with this (A) and (B), except as provided in subsection (B) hereinbelow. Unless Tenant is not required to effect the repairs and restoration pursuant to subsection (B) below, Tenant shall promptly apply for and diligently seek to obtain all necessary governmental permits and approvals for the repair and restoration of the Leased Premises and, upon issuance of such governmental permits and approvals, promptly commence and diligently prosecute the completion of the repairs and restoration of the Leased Premises (to the extent permitted by applicable law) to substantially the same condition in which the Leased Premises were immediately prior to such damage or destruction (subject to any alterations which Tenant would be permitted to make to the Leased Premises pursuant to this Lease).

(B) Damage in Excess of 20%. If the Leased Premises are damaged or destroyed by fire or other casualty which occurs in the last two (2) years of the Initial Term or any Renewal Term and Tenant has no further options to extend the term of the Lease, and if the cost to repair such damage or to restore the Leased Premises as required in Section (A) exceeds twenty percent (20%) of the replacement cost of the Leased Premises (as determined by an independent architect selected by Tenant and approved by Landlord in Landlord’s reasonable discretion) and such damage makes it impracticable to operate the Leased Premises in the reasonable business judgment of Tenant, then (i) Tenant shall have the option, upon notice to Landlord not later than one hundred eighty (180) days following the occurrence of the applicable casualty, not to undertake the repairs and restoration of the Leased Premises, and (ii) if Tenant so elects not to undertake the repairs and restoration, then Tenant nevertheless shall raze Tenant’s Building and remove from the Leased Premises all building materials and debris and all underground installations that serve only the Leased Premises (including the footings and foundations of Tenant’s Building and the utility lines serving Tenant’s Building) and restore the surface of the Premises to a graded and landscaped surface.

Notwithstanding anything to the contrary contained in the Lease, the proceeds of any property insurance maintained by Tenant (including proceeds of self-insurance, if applicable), net of actual-out-pocket costs to adjust and settle the loss, shall be distributed to and used by Tenant, in accordance with the Lease.

10. Permitted Assignments and Release. Notwithstanding anything in the Lease to the contrary, the following shall apply and control:

Subject to the next sentence, Tenant may sublet or assign this Lease only upon receipt of Landlord’s written consent which consent Landlord agrees shall not be unreasonably withheld, delayed or conditioned. Notwithstanding anything in this Lease to the contrary, its is agreed that at any time during the term of this Lease, Tenant may, without Landlord’s consent or approval (but only upon prior written notice to Landlord), assign this Lease or sublet the Leased Premises to: (i) any wholly-owned subsidiary of Tenant, (ii) any corporation, trust, partnership or individual that owns fifty percent (50%) or more of the issued and outstanding stock of Tenant, or (iii) any legal entity that is engaged in the motion picture exhibition business and operates motion picture theater complexes containing at least 100 theater screens (auditoria), excluding the Leased Premises and any other premises concurrently being acquired from Tenant. A change in control of Tenant shall not constitute an assignment of this Lease requiring Landlord’s consent or approval, provided, however, that if any assignee under clause (i) above ceases to be a wholly owned subsidiary of Tenant, then the same shall be deemed to constitute an assignment which is prohibited without Landlord’s approval under Article XVIII of the Lease.

If Tenant shall assign this Lease pursuant to clause (ii) or clause (iii) above, and provided that (A) the assignee assumes in writing all obligations of Tenant under the Lease and delivers such executed written assumption to Landlord, and (B) Landlord shall have received from assignee’s chief financial officer or controller a certification that the Net Worth of the assignee (determined as provided above) equals or exceeds $100,000,000.00 calculated in accordance with Cinemark USA, Inc.’s methodology in calculating Net Worth as set forth in Section 8 hereof, then Tenant shall be released of any and all liability thereafter arising under the Lease. Except as expressly provided above, no assignment, subletting or other transfer of the Lease or the Leased Premises shall relieve or release Tenant from any liabilities or obligations arising under the Lease.

11. Leasehold Financing. Notwithstanding anything to the contrary contained in the Lease, Tenant shall have the right, without Landlord’s consent to encumber the leasehold estate created under the Lease and/or to grant a security interest in Tenant’s removable trade fixtures, furnishings and equipment located within the Leased Premises (but not to encumber Landlord’s fee interest in the Premises), to secure financing provided to Tenant by any bank, thrift institution, insurance company or other institutional lender. Tenant agrees to notify Landlord of any such encumbrance. With respect to any such leasehold financing (and provided that Tenant is not in default under the Lease beyond any applicable notice or cure period), upon thirty (30) days prior written request from Tenant, Landlord will execute and deliver to the secured lender a “Landlord’s Agreement” in the form attached hereto as Exhibit “A-1”.

12. Memorandum of Lease. On the Effective Date, Landlord and Tenant will enter into and record a short form memorandum of the Lease, in the form of Exhibit “A-2” attached hereto or otherwise in proper form for recording. Tenant shall be solely responsible for the cost of recording the memorandum, including (if applicable) any transfer taxes that may be due and payable in connection with the Lease.

13. Gross Sales. Notwithstanding anything in the Lease to the contrary the definition of Gross Sales shall be as follows:

“Gross Sales” shall mean the total amount of all revenues (whether in cash or credit) generated or derived from the conduct of any business at the Leased Premises, including (without limitation) all box office receipts of or at the Leased Premises (including receipts from tickets or gift certificates redeemed at the Leased Premises regardless of the point of sale), as well as any and all receipts from the sale of goods, services, merchandise, beverages, food, vending machines and video games at the Leased Premises; provided, however, that the following shall be excluded from “Gross Sales” (i) credits and refunds made with respect to admissions or other sales otherwise included in Gross Sales, (ii) all federal, state, county and city admission taxes, sales and use taxes, entertainment taxes, royalty taxes, gross receipt taxes and other similar taxes now or hereafter imposed and owing to the taxing authority by Tenant (whether such taxes are collected from customers separately from the selling price of admission tickets or absorbed by Tenant); (iii) receipts from the sale of gift certificates or tickets sold but not redeemed at the Leased Premises; (iv) with respect to any tickets or admissions ordered or paid for over the internet and redeemed at the Leased Premises, the portion (if any) of the sale price that exceeds Tenant’s actual box-office ticket price; (v) sales price for merchandise returned, (vi) amounts retained by credit card issuers, (vii) sales outside of the ordinary course of business, (viii) amount of credit card sales deemed uncollectible, (ix) advertising revenues including without limitation media, sponsorship, and promotional advertising of any kind, and (x) the receipts of or from so-called “four-wall deals”

with a party that is not affiliated with Tenant, except that the portion thereof or other amounts paid to Tenant in connection with such “four-wall deals” shall be included in “Gross Sales” under this Lease. Commissions or surcharges paid to agencies or other third parties not affiliated with Tenant for selling tickets or processing credit card transactions, and any sums paid to third parties not affiliated with Tenant for the use or rental of vending machines, pay telephones, amusement machines and other similar devices shall be deducted from “Gross Sales” (if and to the extent previously included in “Gross Sales”).

14. Common Area Expenses. Notwithstanding any other provision in the Lease to the contrary, Landlord and Tenant hereby acknowledge, understand and agree that, for the period commencing on August 5, 2006 and expiring on December 31, 2012, in addition to the administrative fee set forth in Section 12.04 of the Lease, the amount of the management fee payable by Tenant to Landlord as a component of Common Area Expenses shall be equal to five percent (5%) of the total gross revenues (including, but not limited to, all rents, reimbursements and other revenues) that Landlord receives from all of the occupants in the Entire Premises for each applicable calendar year (the “Management Fee Amount”). However, commencing on January 1, 2013, and thereafter throughout the remainder of the Term of the Lease (except for the periodic Index increases set forth below), in addition to the administrative fee set forth in Section 12.04 of the Lease, the amount of the annual management fee payable by Tenant to Landlord as a component of Common Area Expenses shall be the lesser of (i) the Management Fee Amount, or (ii) $181,827 (the “Management Fee Cap”). Notwithstanding the foregoing, the Management Fee Cap shall be increased, concurrently when the amount of Minimum Rent is increased in accordance with the schedule set forth in Section 1.02.6 of the Lease, in direct proportion to the percentage increase in the Index (defined in Section 25.01(a) of the Lease) in accordance with the procedure set forth in the first sentence in Section 25.01(b) of the Lease, except that (and notwithstanding the provisions set forth in the second sentence in Section 25.01(b) of the Lease), the Comparison Month shall be three (3) months prior to the date that the amount of Minimum Rent is increased in accordance with the schedule set forth in Section 1.02.6 of the Lease, and the Base Month shall be the month in the calendar year of 2012 that is the same month of the calendar year in which the Comparison Month occurs. As a hypothetical example, and for illustration purposes only, since the Management Fee Cap is $181,827, and if the amount of Minimum Rent is increased (in accordance with the schedule set forth in Section 1.02.6 of the Lease) in November, 2017, the Comparison Month would be August, 2017 (with a hypothetical Index amount of 110.0) and the Base Month would be August, 2012 (with a hypothetical Index amount of 100.0), the Management Fee Cap would be increased to $200,009.70, and would be calculated as follows:

$181,827 X	110.0	= $200,009.70
100.0

Further, Landlord and Tenant hereby agree that, for the period commencing on August 5, 2006 and expiring on December 31, 2012, Landlord’s calculation of all Real Property Taxes and all Common Area Expenses chargeable to Tenant and paid by Tenant (including, but not limited to, Landlord Carried Insurance, management fees and administrative fees) is correct, accurate and binding on Landlord and Tenant. Landlord and Tenant hereby waive and relinquish any and all rights to challenge, dispute or contest Landlord’s calculation of such Real Property Taxes or such Common Area Expenses (including, but not limited to, Landlord Carried Insurance, management fees and administrative fees) chargeable to Tenant and paid by Tenant during such period, and shall make no demand or claim against the other party in connection with the same.

15. Taxes. Notwithstanding any other provision of the Lease or this Amendment to the contrary, if during the seven (7) year period immediately following the Effective Date, any sale or change in ownership of the Premises (or against the Entire Premises, if the Premises are not separately assessed) is consummated by Landlord and, as a result, all or part of the Premises (or Entire Premises, if applicable) are reassessed (a “Reassessment”) for real property tax purposes by the appropriate governmental authority under the terms of Proposition 13 (as adopted by the voters of the State of California in the June 1978 election) or the terms of Article XIIIA of the Constitution of the State of California, then the terms of this Section shall apply. For purposes of this Section, the term “Tax Increase” shall mean that portion of the annual real estate taxes assessed against the Premises (or the Entire Premise, if applicable), as calculated immediately following the Reassessment, that is attributable solely to the Reassessment. Accordingly, a Tax Increase shall not include any portion of the real estate taxes, as calculated immediately following the Reassessment, that is:

(i) Attributable to the assessment of the value of the Premises (or Entire Premises, if applicable) prior to the Effective Date;

(ii) Attributable to the annual inflationary increases in real estate taxes; or

(iii) Attributable to the Acquisition on or about the Effective Date, or attributable to the execution of this Amendment or any extension of the Term of this Lease on the Effective Date or thereafter.

During the seven (7) year period immediately following the Effective Date, Tenant shall not be obligated to pay any portion of any Tax Increase relating to a Reassessment.

The terms and provisions of this Section shall not apply to any increase in real estate taxes which results from or is attributable to any occurrence, fact or circumstance other than a sale by Landlord of Landlord’s interest in the Premises or a transfer effected by Landlord which is treated as a sale by the local taxing authorities under Proposition 13 (excluding those matters identified in clause (iii) above). This Section shall not apply from and after the seventh (7th) anniversary of the Effective Date of this Amendment.

16. Alterations by Tenant.

Notwithstanding anything in the Lease to the contrary, the following shall apply and control:

Tenant shall have the right from time to time, at its sole cost and expense, to make non-structural interior alterations, improvements, or changes in the Leased Premises as Tenant shall deem necessary or beneficial consistent with Tenant’s exclusive use of the Leased Premises as a motion picture theatre complex and if Tenant undertakes such work, Tenant must pursue such work until completion. Tenant shall fully and completely indemnify Landlord against any mechanics’ or other liens in connection with the making of such alterations, changes and improvements, and shall pay all costs, expenses, and charges thereof. Alterations, changes and improvements shall be performed in a first-class manner and must comply with all laws, zoning regulations and ordinances, and any conditions on permits issued pursuant thereto. If it is necessary in Tenant’s reasonable judgment to close any of the motion picture screens during the period in which any of Tenant’s work permitted hereunder is performed, said closure(s) shall be effected only in accordance with the provisions governing an “Excused Closure”, as that term is defined in Section 5 of this Amendment. In addition, Tenant shall not move the main entrance of the theater without Landlord’s prior written consent, which consent may be withheld in Landlord’s sole and absolute discretion.

17. Conditions of Record. Notwithstanding anything contained in the Lease to the contrary (including, without limitation, Section 2.04 of the Original Lease), Tenant shall not be bound by any future documents of record, if and to the extent that the terms and provisions thereof would (i) conflict with Tenant’s express rights and privileges under the Lease or Landlord’s express duties and obligations under the Lease, or (ii) materially and adversely impact Tenant’s operation of the Premises as a motion picture theatre, or (iii) materially increase the cost to Tenant of operating its business at the Premises. In addition, Landlord covenants and agrees that any covenants or other restrictions of record hereafter recorded against the Entire Premises (or any portion thereof) and binding upon the Premises will be applied in a non-discriminatory manner to all tenants and occupants of the Entire Premises (subject to reasonable and customary distinctions for size and use of the affected premises).

18. Rooftop Equipment and Access. Tenant shall have the exclusive right to install, operate, repair, replace and maintain satellite dishes and/or other communication transmission devices (collectively “Rooftop Equipment”) on the roof of the theatre necessary or appropriate to accept any transmission of signals to the theatre for all permitted uses, including without limitation, for movies, advertising, concerts, telecasts, corporate meetings or communications and the like; but Tenant shall be prohibited from entering into any leases or licenses with any third parties for retransmission from such Rooftop Equipment, and Tenant shall not retransmit such signals to a third party outside of the Leased Premises. Landlord shall not use, or permit any person or entity (other than Tenant), to use the roof or exterior walls of the theatre for any purpose whatsoever, and Landlord agrees not to enter into any leases or licenses with third parties for the use of the theater rooftop. Landlord shall be responsible for any damage to the rooftop caused by the Landlord or a third party that enters onto the theatre rooftop with Landlord’s permission, and Landlord shall indemnify and hold Tenant harmless from all loss, cost, damage or expense which Tenant incurs as a result of the acts or omissions of said third party or their agents or employer. Tenant hereby indemnifies and agrees to hold Landlord and Landlord’s successors and assigns harmless from all loss, cost, damage or expense which Landlord incurs as a result of the actions of Tenant, or its agents or employees in installing and utilizing Rooftop Equipment as permitted hereunder. Notwithstanding the foregoing, Tenant’s exclusive rights are subject to any agreements existing on the date hereof and any extensions thereof that may be exercised by the licensee or lessee thereunder regarding Rooftop Equipment. The lessees or licensees under such agreements may unilaterally extend or renew if and to the extent provided under such agreements, but Landlord may not renew or extend such agreements or extend such agreements unilaterally if such systems interfere with the transmission received by Tenant’s Rooftop Equipment installed pursuant to this Section.

19. Alterations and Development by Landlord. (i) Notwithstanding anything to the contrary set forth in the Lease (including, without limitation, Section 2.02 and Section 2.03), and except as substantially shown on the Site Plan attached hereto, Tenant’s prior written consent (which shall not be unreasonably withheld, delayed or conditioned) shall be required only with respect to any new buildings, improvements (but not maintenance or repairs), alterations or additions located or proposed to be located within the “Protected Area” (but not outside the Protected Area) of the Entire Premises (as shown on the Site Plan). Tenant shall not withhold its consent unless any such new buildings, improvements, alterations or additions would materially and adversely affect Tenant’s operations (including, without limitation, parking, access, ingress and egress to the theatre building and visibility of the theatre building and/or on-building theatre signage) in a direct and demonstrable manner.

(ii)	Landlord shall not lease, sell or use any space on the Entire Premises or contiguous property which permits the operation of a motion picture theatre.

(iii)	Subject to existing leases, licenses and operating agreements, Landlord shall not lease, license, enter into an operating agreement for, sell or use any space on the Entire Premises for operating the following: a bowling alley; a bar or lounge (other than a bar or lounge that is connected with a restaurant, deriving fifty percent (50%) of its revenues from the sale of food, a liquor store (other than first-class or upper-end wine or liquor store such as “BevMo”; a bulk candy store, (other than upper-end candy stores such as Godiva, Sees, Rocky Mountain Chocolates and similar concepts); a popcorn store; a massage parlor or adult (i.e., pornographic) book store.

(iv)	Landlord shall not place any carts, kiosks or other temporary structures selling food and/or beverages within common areas of the Entire Premises unless such carts, kiosks or other structures are more than 500 feet from the theatre. Landlord shall not place any vending machines selling food and/or beverages on the common areas of the Entire Premises unless such vending machines are more than 500 feet from the theatre. In addition, Landlord shall not place any carts, kiosks, or other temporary structures selling any items within an area that is seventy (70) feet in either direction from the center line of the main entrance of Tenant’s Building and extending out from such main entrance to the curb as shown as the No Kiosk Area on the Site Plan. Notwithstanding the foregoing provisions of this Subsection 18(iv), landlord may have only one (1) normal size kiosk (no greater than five feet (5’) in width and eight feet (8’) in length) selling food and beverages (except for popcorn and bulk candy which may not be sold in such kiosk) within ten feet (10’) of the perimeter of the existing water feature shown on the Site Plan.

(v)	Any new buildings shall be limited to retail, restaurant, residential and/or office uses.

(vi)	Any improvements in the area shown as the Future Pad (Building 12) on the Site Plan shall not exceed 10,000 square feet in area and twenty eight feet (28’) in height, other than an entrance element no wider than twelve feet (12’), and shall be limited to retail/office use.

20. Signage. Notwithstanding Section 14.04 of the Original Lease to the contrary, Tenant shall not be required to remove or pay for the removal of its signage (or the installation of new signage) as a consequence of Landlord’s revision of the Sign Criteria. The responsibilities of Tenant with respect to the maintenance, repair and replacement of Tenant’s signage shall be governed by Article XI of the Lease, subject to the restrictions and approval rights of Landlord under Article XIV of the Lease (as hereby amended). If new pylon and/or monument signs are constructed in the Entire Premises, as to any such signs on which Tenant has a sign panel, Tenant will pay Tenant’s pro rata share (based on the relative size of Tenant’s sign panel to all of the sign panels on the applicable signs) of the costs to construct such signs. In the event any such new signs are constructed, Tenant shall have the right, but not the obligation, to place its sign panel at the top sign panel position on such signs. Tenant must elect to install such panels within thirty (30) days after Landlord notifies Tenant that the sign structure is available for sign panels, and if Tenant so elects, Tenant shall promptly thereafter install Tenant’s sign panel(s).

21. Competition/Radius Restriction. The radius restriction in Section 10.03 of the Original Lease shall not apply to any motion picture theatre complex which is developed, open and operating for business prior to Tenant or any affiliate of Tenant acquiring (or agreeing to acquire) any interest therein (as owner, lessee, operator, manager or otherwise).

22. Removal of Equipment, Surrender and Demolition. Upon the expiration of the Term or earlier termination of the Lease, Tenant shall be permitted to remove any and all furniture, fixtures and equipment owned and installed by Tenant in, on or to the Leased Premises. Such removal shall be: (a) at Tenant’s sole cost and expense; (b) conducted in such manner that no liens or claims shall arise or exist in connection therewith; (c) conducted in a manner to avoid unreasonable interference with the activities of Landlord and subsequent tenants or occupants upon the Leased Premises and Tenant shall repair all damages caused by such removal. Notwithstanding anything in this Lease to the contrary, in no event shall Tenant be obligated to remove and/or demolish the theater building (except as required by Section 9(B) above).

Upon surrender of the Leased Premises by Tenant and removal of its equipment pursuant to the terms of the Lease and this Amendment, Landlord shall be responsible for the cost of any demolition of the Leased Premises and site grading and restoration as a result. Such demolition shall be undertaken in Landlord’s sole discretion and at such times, manner and upon such events as Landlord solely shall determine.

23. California Remedies. Landlord’s remedies upon a default under the Lease shall include, without limitation, the following:

Even though Tenant has breached the Lease and/or abandoned the Premises, this Lease shall continue in effect for so long as Landlord does not terminate Tenant’s right to possession, and Landlord may enforce all of its rights and remedies under this Lease, including (but without limitation) the right to recover Rent as it becomes due. Landlord has the remedy described in Section 1951.4 of the Civil Code of the State of California or any successor code section (Landlord may continue the Lease in effect after Tenant’s breach and abandonment and recover rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations). Acts of maintenance, preservation or efforts to lease the Premises or the appointment of receiver upon application of Landlord to protect Landlord’s interest under this Lease shall not constitute an election to terminate Tenant’s right to possession.

24. Termination of Lease and Lessee’s Right to Possession. The fourth (4th) sentence of the fourth (4th) paragraph of Section 22.02 of the Lease shall be deemed deleted in its entirety and replaced with the following:

“If an event of default occurs, Landlord shall have the right, with or without notice or demand, immediately (after expiration of the applicable grace periods) to terminate this Lease, and at any time thereafter recover possession of the Premises or any part thereof and expel and remove therefrom Tenant and any other person occupying the same, by any lawful means, and again repossess and enjoy the Premises without prejudice to any of the remedies that Landlord may have under this Lease, or at law or equity by reason of Tenant’s default or of such termination. Should Landlord terminate this Lease pursuant to foregoing, Landlord shall have all the rights and remedies of a landlord provided by Section 1951.2 of the Civil Code of the State of California, or successor code section. Upon such termination, in addition to any other rights and remedies to which Landlord may be entitled at law or in equity, Landlord shall be entitled to recover from Tenant:

(1) the worth at the time of award of the unpaid Rent which had been earned at the time of termination;

(2) the worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such Rent loss that the Tenant proves could have been reasonably avoided;

(3) the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such Rent loss that the Tenant proves could be reasonably avoided;

(4) any other amount, and court costs, necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which, in the ordinary course of things, would be likely to result therefrom; and

(5) for any other sums due.”

25. Notices. The notices provisions of the Lease, as the case may be, shall be deemed deleted in their entirety and replaced with the following:

(a) Except as otherwise expressly and specifically in this Lease provided, a bill, demand, statement, consent, notice or other communication (“notice”) which either party may desire or be required to give to the other party shall be deemed sufficiently given or rendered if in writing, delivered personally to the party to be charged therewith or sent by certified mail (return receipt requested) or private express mail courier service (postage or delivery or courier fees fully prepaid) addressed to such party at the addresses set forth in subparagraph (c) below (including the addresses for copies of notices) and/or at such other address(es) as such party shall designate to the other party by notice given as herein provided. If Landlord is notified of the identity and address of Tenant’s Leasehold Mortgagee, Landlord shall give such party any notice served upon Tenant hereunder to the last known address of such Leasehold Mortgagee as provided by Tenant to Landlord by certified mail or private express courier service. If Tenant is notified of the identity and address of Landlord’s mortgagee, Tenant shall give such mortgagee any notice served upon Landlord hereunder to the last known address of such mortgagee as provided by Landlord to Tenant, by certified mail or private express courier service.

(b) Any notice given in accordance with the foregoing provisions of this Section shall be deemed effective upon the earlier of (i) if the notice is personally delivered, the date actually received by intended recipient, (ii) if the notice is sent by certified mail, five (5) days after the same is mailed, or (iii) if the notice is sent by private overnight courier service (e.g., Federal Express. DHL or similar courier), one (1) day after the same is delivered to or picked up by such courier. Rejection or refusal to accept a notice or the inability to deliver same because of a changed address of which no notice was given shall be deemed to be a receipt of the notice sent. Notwithstanding any provision to the contrary contained in this Lease, no provision in this Lease shall preclude service of notices in accordance with Section 1162 of the California Code of Civil Procedure or any similar and/or successor code sections.

(c) Addresses for Notices to Landlord and Tenant.

Notices are to be delivered, mailed or couriered to the following address(es):

To Landlord:	Stadium Promenade, LLC
c/o SyWest Development
Attention: William Vierra

To Tenant:	Century Theatres, Inc.
c/o Cinemark, Inc.
3900 Dallas Parkway
Suite 100
Plano, TX 75093
Attention: Legal Department

Tenant and Landlord may change their respective addresses for purposes of this Section by giving written notice of such change to the other.

26. Miscellaneous Amendments. Notwithstanding anything contained herein to the contrary, whenever any of the terms “Leased Premises”, “Demised Premises” or “Premises” (and whether or not capitalized) is used herein, it shall be understood to mean the “premises leased hereby”; and whenever the term “Entire Premises” is used herein (and whether or not capitalized), it shall be understood to mean all of the contiguous land and buildings owned by Landlord at this location, which include the premises leased hereby; and any and all references to “Syufy Enterprises, L.P., a California limited partnership” (with or without L.P. in the name and whether or not limited partnership is capitalized) shall be understood to mean Landlord. The term “Non-leased Premises” shall mean the Entire Premises less the Leased Premises.

27. Name of Center. The name of the Center is Stadium Promenade.

28. Prior Amendments. The First Amendment and the Second Amendment are hereby deemed to be void ab initio - it being the intent of the parties hereto that this Amendment shall replace and restate such First Amendment and Second Amendment in their entirety.

29. Effect of Amendment. The Amendment modifies and amends the Lease, and the terms and provisions hereof shall supersede and govern over any contrary or inconsistent terms and provisions set forth in the Lease. The Lease, as previously amended and as hereby further amended and modified, remains in full force and effect and is hereby ratified and confirmed. All future references in the Lease to the “Lease” shall mean and refer to the Lease, as amended and modified by this Amendment.

30. Passes. On the condition that Syufy Enterprises, LP is affiliated with Landlord, Tenant shall provide Landlord throughout the Term of the Lease (including any extension periods) with one hundred twenty-five (125) annual passes, each good for admission by bearer, plus a guest each year. The passes shall carry no surcharge or fee and shall not otherwise impose restrictions beyond those required by the film distribution companies. The passes shall provide admission to any of Tenant’s and Tenant’s affiliates’ theaters in the United States.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date herein above provided.

Landlord:

STADIUM PROMENADE, LLC,

a California limited liability company

By:	Syufy Enterprises, L.P.,
a California limited partnership
Its:	Sole Managing Member

By:	Syufy Properties, Inc.,
a California corporation
Its:	General Partner

By:	/s/ William Vierra
William Vierra
Its:	Senior Vice President

Tenant:

CENTURY THEATRES, INC., a California corporation

By:	/s/ Thomas J. Owens
Name:	Thomas J. Owens
Title:	Senior Vice President-Real Estate